ARBITRATION NOTICE:
            This Agreement is subject to arbitration pursuant to the
          South Carolina Uniform Act (SC Code ss.15-48-10 et seq.) and
                   any amendments thereto, as modified herein.


                               EMPLOYMENT CONTRACT

         THIS EMPLOYMENT AGREEMENT, entered into the 20th day of March, 2002, by and between Beach First National Bancshares, Inc. and Beach First National Bank, hereinafter referred to as "Bank", and Walt Standish, hereinafter referred to as the "Executive".

                        W I T N E S S E T H  T H A T:

         WHEREAS, the Bank desires to employ Executive as the President and CEO of Beach First National Bank and President of Beach First National Bancshares, Inc., and Executive desires such employment upon the terms and conditions set forth herein below.

         NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

     1. Employment: The Bank agrees to continue to employ Executive as President and Chief Executive Officer of Beach First National Bank and President of Beach First National Bancshares, Inc., for a period of two (2) years commencing on March 20, 2002, unless terminated by either party in accordance with the terms herein. In the event Change in Control of the Bank occurs within the employment period, the Executive's employment will automatically extend for an additional three (3) years. For the purposes of this Contract, a Change in Control of the Bank shall mean that as of the date of this Contract, there is a change in the members of the Board of Directors in that a majority of the members are new members and have never served as members of the Bank Board or that the Shareholders of the Bank approved a merger, consolidation or reorganization unless such merger, consolidation or reorganization is as a result of a complete liquidation or dissolution of the Bank or an agreement for the sale or other disposition of all or substantially all of the assets of the Bank to any entity other than a transfer to a subsidiary of the Bank. In the event there occurs a change in control, any restrictions on any outstanding incentive awards (included restricted stock), granted to the Executive under any incentive plan or arrangement shall lapse and such incentive award or awards shall immediately become one hundred (100%) percent vested; all stock options and stock appreciation rights granted to the Executive shall become immediately exercisable and shall become one hundred (100%) percent vested; and any performance units granted to the Executive shall become one hundred (100%) percent vested.

  2. Performance: During the term of this Contract and any renewals or extensions hereof, if any, Executive agrees to devote substantially all of his full business time, attention and efforts to the performance of his duties for the Bank, it being understood that the Executive's duties are executive and administrative and subject to definition and direction by the Bank's Board of Directors. Provided, nothing herein contained shall restrict or prevent Executive from personally, on his own account and solely for his own benefit, investing in stocks, bonds, commodities, real estate or other forms of investment and provided further, that Executive may engage in other activities, such as professional, charitable, educational, religious and similar types of organizations, speaking engagements, which are not, or are not likely to become, in competition, directly or indirectly, with the Bank, and similar type activities to the extent that such other activities do not inhibit or prohibit the performance of Executive's duties or conflict with the business of the Bank.

   3. Term: Original term is two (2) years, whereas the contract will automatically renew for one (1) two (2)year period unless either party requests re-negotiation before October 15, 2003. Salary and stock options will be reviewed annually by the executive committee of the board of directors.
         The Executive shall use his best efforts to assure (1) that Beach First National Bank is operated in a manner that will achieve satisfactory ratings in reports of examination by the Office of the Comptroller of the Currency and (2) that the Bank and its holding company comply with the reporting requirements of the applicable government agencies.

4. Compensation: As remuneration for the full-time services, the Executive shall receive a salary of One Hundred thirty-five thousand and no/100 ($135,000.00) dollars per annum from which the appropriate employment taxes shall be paid and said salary shall be paid bi-weekly.

5. Bonuses: On January 31 following the first year of the agreement, the Executive will receive a minimum of five (5%) percent cash bonus, with the discretion of the executive committee by February 21 annually, of the net pre-tax income of the Bank for the prior year. As used in this Section "net pre-tax income" shall mean income computed according to generally accepted accounting principles for Beach First National Bancshares, Inc.

6. Other Benefits: The Bank shall make available to the Executive the life insurance, dental and health insurance, disability insurance, retirement benefits and such other benefits or plans as are provided to the Bank employees and the Executive may participate in said programs if eligible and the cost for participation will be the same as applicable to all other similarly situated employees. If the Executive is continuously employed by the Bank for ten (10) years and then leaves such employment, the Executive will be permitted, to the extent allowed by the applicable insurers/providers, to continue to participate in health and dental insurance and other employee benefits, at his own expense (this obligation shall survive the termination of this Agreement).

       In addition, the Bank shall designate the Executive as the authorized user of the Dunes Club membership for so long as the Executive remains the President and CEO of Beach First National Bank.

7. Vacation: The Executive may take the minimum amount of vacation permitted in accordance with the then applicable policies of the Office of the Comptroller of the Currency, which shall be a minimum of fifteen (15) days annually.

8. Grant of Options: The Bank will grant to the Executive options under the Bank's incentive stock option plan to purchase twenty thousand (20,000) shares of the Bank's common stock for an exercise price as determined on the date of issuance in accordance with the Bank's stock options plan. These options shall vest in the following manner: 5,000 shares vest on March 1, 2002 with 5,000 vesting each subsequent year for the next three (3) years; provided that shares shall not be exercisable and shall lapse and not ever be exercisable if during the year Beach First National Bank receives a less than satisfactory overall rating on a safety and soundness examination conducted by the Office of the Comptroller of the Currency and the Board of Directors does not find that the Executive made reasonable efforts to avoid such a rating and is taking appropriate steps to cure the deficiencies which led to such rating. Furthermore, if the Bank does not meet the criteria for any year, the options may vest in the sole discretion of the Board of Directors and the Board shall notify the Executive in writing if the options are to be vested. In addition:

               1. Options shall be subject to immediate vesting in the event of a change in control;

               2. All options shall be exercisable in accordance with the
                  Bank's stock option plan, as may be amended from to time.

               3. All options shall be exercisable at any time during the ten
                  (10) years following their vesting; except all unexercised options will expire ninety (90) days after termination of employment other than as a result of death. In such event, Executive's representative shall have the right to exercise said options within six (6) months thereafter; and

               4. All options are to be non-transferable and non-assignable except upon death and then only by Executive's Will.

         In addition, the parties understand that the Bank may adopt an incentive stock option plan after the effective date of this Agreement.

9. Expenses: The Executive shall be promptly reimbursed, against presentation of vouchers or receipts, for all authorized expenses properly and reasonably incurred by him on behalf of the Bank. In addition, the Bank will provide the Executive with an automobile with approval of the Bank Personnel Committee.

10. Confidential Information and Related Matters: Executive acknowledges that the Bank has information which is proprietary, confidential and information which constitutes trade secrets which the Bank uses in its business and which is essential to the Bank's continued ability to compete and be successful. Executive also acknowledges that the release of such information would cause serious and irreparable harm to the Bank's business and the Bank has expended considerable time, resources and capital in the development of this information.



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

         The term "Trade Secrets", shall be defined as set forth in the South Carolina Uniform Trade Secrets Act which defines Trade Secrets as information, including a formula, pattern, compilation, program, device, method, technique, or process that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, and (ii) is subject to efforts that are reasonable under the circumstances to maintain its secrecy. The term "Confidential Information", shall mean Bank materials and information to which the public does not have ready access to and the Executive receives access or which Executive develops, individually or in collaboration with others, as a result of or in the course of his employment or through the use of any of Bank's facilities or resources. The following constitutes "Trade Secrets" and "Confidential Information":

     1. The internal computer software and Bank designed programs utilized for marketing development, sales, customer and event profiles;

     2. Marketing and advertising plans and techniques, purchasing information, price lists, price policies, vendors' lists, profit margin information, quoting procedures, daily, weekly, monthly and yearly financial reports, customer profiles, customer contacts, security procedures and existing and potential customer data;

     3. Personnel information such as employee's names and addresses, salary and wage information, performance criteria and job descriptions, performance evaluations, personnel forms and procedures, training programs and procedures;

     4. All contracts, proposals, and accounts with vendors, suppliers, and customers;

     5.   Private telephone numbers, facsimile numbers and e-mail's;

     6.   Customer/account lists/databases for business contacts.

         Confidential information shall not include any materials or information to the extent that such materials or information are publicly known (through no wrongful act of Executive) or generally utilized by others engaged in the same business or activities as the Bank or were known by Executive but not as a result of due to his employment hereunder. Failure to designate any Confidential Information as "confidential" shall not affect its status as Confidential Information under the terms of this Contract.

         Executive agrees that during the term of his employment, Executive shall not use or disclose any Trade Secrets or Confidential Information of the Bank, except as an employee of the Bank and with the consent of the Bank.

11. Covenant Not to Solicit Bank's Customers: During Executive's employment and in the event of termination, for whatever reason, for a period of two (2) years thereafter Executive will not directly or indirectly, alone or in association with or on behalf of any other person or entity, solicit, divert or take away or attempt to solicit, divert or take away from Beach First National Bank any of its customers or potential customers for any business purpose similar to the Bank except in the course of performing duties assigned to him or her by the Bank. "Customers" shall mean any person, firm, corporation or other entity for which Bank has performed services during the three (3) year period immediately preceding Executive's termination. "Potential customers" shall mean any person, firm, corporation or other entity which Bank has solicited or identified for solicitation during Executive's employment with Bank.

12. Covenant Not to Compete: For a period of two (2) years after the termination of employment, if such termination is by the Bank for cause as set out in Section 13 or by the Executive for any reason other than a material breach of this Agreement by the Bank, Executive will not, directly or indirectly, for himself or on behalf of, or in conjunction with, any other person, persons, employer, partnership or corporation be engaged or be employed in a similar business or venture as the Bank' business in which Executive was employed by Bank within the County of Horry.

         Executive acknowledges that the two (2) year restriction and the geographical restriction are fair and reasonable for the protection of the Bank. The restrictions do not impose any undue hardship and would not deprive Executive of the ability to earn a livelihood.


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

13. Termination: The Bank shall have the right to terminate this Agreement for cause if any of the following events occur and the Executive is given not less than seven (7) days notice that the Bank proposes to terminate for cause and the Executive is given the opportunity to appear before the Board of Directors of the Bank and, if the event is curable, the Executive is given a reasonable opportunity to cure:

     a.       The permanent disability of the Executive;

     b. Executive's failure or refusal to comply with the policies, standards and regulations of the Bank from time to time established by the Board of Directors;

     c. Executive's fraud, dishonesty or other misconduct in the performance of his duties on behalf of the Bank;

     d. The Executive is convicted of a felony or any other crime involving fraud or dishonest, or any act of misconduct which relates directly or indirectly to the duties of the Executive;

     e. A judgment is entered against Executive for: embezzlement, fraud, breach of trust, theft, violation of laws respecting controlled substances or other misconduct which adversely affects the Bank or the Executive's ability to perform his duties under this Agreement and such judgment becomes final and unappealable.

     f. Any acts or conduct which amount to fraud, dishonesty, willful misconduct, or unethical behavior which adversely affects the Bank or the Executive's ability to perform his duties under this Agreement;

     g.       Executive becomes bankrupt or insolvent;

     h. Absenteeism not related to injury, illness, sickness or permitted vacation.

14. Automatic Termination: The Bank has no obligation to provide Executive notice more than once for any acts or matters for which Executive has received any written warning or for which Executive has been provided an opportunity to cure. In such event, termination can be automatic. Except for the Bank's obligation to pay accrued benefits or salary earned, this Agreement shall terminate upon the death of the Executive.

15. Arbitration: In the event of any controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, the parties will attempt in good faith to resolve such controversy or claim. If the matter has not been resolved within sixty (60) days of the commencement ofsuch discussions (which period may be extended by mutual agreement), then the parties hereby agree to immediately submit the controversy to binding arbitration.
         The arbitration shall be conducted by a single arbitrator in accordance with the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered by a court having jurisdiction thereof. Arbitration shall take place in Horry County, South Carolina. Each of the parties shall use all reasonable efforts to insure that any arbitration proceeding is completed with in sixty
         (60) days following notice of a request for arbitration hereunder.

16. Payment by the Bank: In the event that any payment required under this Agreement would be considered a "golden parachute payment" under 12 C.F.R. ss.359.1, the Bank shall not be obligated to make such payment at such time but shall defer making such payment until such time as the making of the payment would not be considered to be a "golden parachute payment."

17. Governing Law: This Agreement shall be governed by and construed with the laws of the State of South Carolina without regard to conflicts of laws provisions thereof.

18. Prior Agreements: This Agreement supersedes any prior agreements or understandings by and/or between the parties and constitutes the entire agreement between the parties and may be modified only by a writing signed by all of the parties hereto.

19. Notice: For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed duly given when delivered or mailed by the United States Certified or Registered Mail, Return Receipt Requested, Postage Prepaid, addressed as follows:


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


                           Beach First National Bank
                           1550 North Oak Street
                           Myrtle Beach, South Carolina 29577

                           Walter E. Standish III
                           c/o Beach First National Bank
                           1550 North Oak Street
                           Myrtle Beach, South Carolina 29577

or to such other address as either party may have furnished the other in writing in accordance herewith except that notices or chance of address shall be effective only upon receipt.

         IN WITNESS WHEREOF, Bank and the Executive have caused this instrument to be executed on the date first above written.

                             Bank:

                             Beach First National Bancshares, Inc.

                                        Raymond E. Cleary, III
                                        By:   /s/ Raymond E. Cleary, III
                                              ---------------------------
                                        Its:  Chairman

                             Beach First National Bank

                                        Raymond E. Cleary, III
                                        By:    /s/ Raymond E. Cleary, III
                                              --------------------------

                            Its:  Chairman


                            Executive:

                                      Walter E. Standish, III

                                             /s/ Walter E. Standish, III
                                             ------------------------------
                                             President & CEO




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